Exhibit 3.9

PART I. CORPORATE FORM AND NAME, REGISTERED OFFICE, CORPORATE PURPOSE AND TERM OF EXISTENCE

Capitalised terms not otherwise defined herein shall have the meaning indicated in Article 23 (Definitions).

Article 1.	Corporate form and name

These are the articles of association for a public limited company (société anonyme) (the "Company") incorporated under the name "atai Life Sciences Luxembourg S.A.".

The Company shall be governed by these Articles and the laws of the Grand Duchy of Luxembourg, in particular the Act.

Article 2.	Registered office

The Company's registered office is located in the City of Luxembourg. The Board is authorised to transfer the Company's registered office to another location within the Grand Duchy of Luxembourg and amend this article accordingly.

The Board may resolve to establish branches or other places of business in the Grand Duchy of Luxembourg or abroad.

If the Board finds that extraordinary political, economic or social circumstances have arisen or may arise that interfere or could interfere with the Company's ability to conduct business or hinder communications within its registered office or between that office and persons abroad, the Board may transfer the registered office abroad, until the extraordinary circumstances come to an end. This temporary measure shall not affect the nationality of the Company which, notwithstanding the transfer of its registered office abroad, shall continue to be governed by the laws of the Grand Duchy of Luxembourg.

Article 3.	Corporate purpose

The purpose of the Company is:

a.	to worldwide develop biotech companies by utilizing a decentralized, technology and data-driven platform model to serve millions of people suffering from mental illness;

b.	to acquire and efficiently develop innovative treatments that meet significant unmet medical needs and that lead to paradigm shifts in the field of mental health;

c.	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

d.	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

e.
to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

f.	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

In general, the Company may carry out any commercial, industrial or financial transactions and engage in such other activities as it deems necessary, advisable, appropriate, incidental to or not inconsistent with the accomplishment and furtherance of its corporate purpose.

Notwithstanding the foregoing, the Company shall not enter into any transaction that would cause it to be engaged in a regulated activity or one that requires the Company to hold a licence or authorisation which it has not obtained.

Article 4.	Term of existence

The Company is incorporated for an unlimited term of existence.

PART II. SHARE CAPITAL AND SHARES

Article 5.	Share capital, issue premiums and capital contributions

5.1	Share capital

The Company's share capital is set at [●] euros (EUR [●])1, represented by [●] ([●]) shares2, with a nominal value of ten eurocents (EUR 0.10) each, all of which are subscribed and fully paid-up.

5.2	Issue premiums and capital contributions

In addition to the share capital, an account for the issuance of premiums and/or for capital contributions (Compte 115 "Apport en capitaux propres non rémunéré par des titres") may be set up.

The Company may use the amounts held in this account to redeem its shares, set off net losses, make distributions to shareholders, allocate funds to the statutory reserve, make payments in relation to shares and for any other purpose permitted by law.

Article 6.	Shares

6.1	Form

The Company’s shares are and shall remain in registered form.

[1]
Explanatory note: the issued share capital of the Acquiring Company will be included shortly before the extraordinary general meeting of shareholders of the Acquiring Company is held to approve the Merger and amend the articles of association of the Acquiring Company as a consequence.

[2]
Explanatory note: the number of shares will be inserted shortly before the extraordinary general meeting of shareholders of the Acquiring Company is held to approve the Merger and amend the articles of association of the Acquiring Company as a consequence. Such number is expected to be equal to the current number of shares of the Acquiring Company, plus the number of shares to be issued by the Acquiring Company to the shareholders of the Disappearing Company as a result of the Merger, which should correspond to the number of ordinary shares issued by the Disappearing Company given the proposed Exchange Ratio is 1:1 (taking into account that holders of ordinary shares in the Disappearing Company may be entitled to submit a Withdrawal Request) .

6.2	Shareholders' register

A shareholders' register shall be kept at the Company's registered office in accordance with the provisions of Article 430-3 of the Act. Each shareholder shall have the right to consult the register during normal business hours in accordance with the provisions of the Act.

Shareholders shall notify the Company by registered letter of any change of address. The Company shall be entitled to rely on the last notified address.

Where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depository of securities or any other depository (such systems, professionals or other depositories being referred to hereinafter as "Depositories" and each a "Depository") or of a sub-depository designated by one or more Depositories (the "Indirect Holders"), the Company, subject to its having received from the Depository with which those shares are kept in account a certificate in proper form, will permit the Indirect Holders to exercise the rights attaching to those shares, including admission to and voting at shareholders' meetings. The Board may determine the formal requirements with which such certificates must comply.

Notwithstanding the foregoing, the Company will make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depository or sub-depository recorded in the share register of the Company or in accordance with their instructions, and that payment shall release the Company from any and all obligations for such payment.

6.3	Indivisibility of shares and suspension of rights

The Company shall recognise a single owner per share. If a share is held by more than one person, the Company has the right to suspend the rights associated with that share (except for the rights to information provided for by Article 461-6 of the Act) until a single person is designated as being the holder thereof towards the Company.

6.4	Transfers of shares

Share transfers shall be carried out in accordance with the Act, by means of an entry in the shareholders' register, dated and signed by the transferor and the transferee or the duly authorised representatives of these parties or of the Company.

6.5	Payments on shares

Payments on shares that are not fully paid-up upon subscription must be made at the time and in accordance with the conditions determined from time to time by the Board, in accordance with the Act. Any amounts called up shall be allocated equally amongst all outstanding shares which are not fully paid-up.

Article 7.	Capital increases and reductions, acquisition and share redemptions

7.1	Capital increases and reductions

The Company's share capital may be increased or reduced on one or more occasions pursuant to a resolution of the general meeting of shareholders, provided the quorum and majority required to amend these Articles are met.

New shares to be paid for in cash or through set-off against a due and payable claim shall be offered first to the existing shareholders, in proportion to their shareholdings. The Board shall determine the period within which this preferential subscription right must be exercised, which may not be less than fourteen (14) days.

Notwithstanding the foregoing, the general meeting of shareholders may decide to limit or cancel the abovementioned preferential subscription right or authorise the Board to do so in accordance with the Act. In this case, the quorum and majority required to amend these Articles must be met.

7.2	Share acquisitions and share redemptions

The Company may acquire or redeem its own shares in accordance with the provisions of the Act. It may hold the shares so acquired or redeemed as treasury shares.

The voting rights of own shares are suspended, and these shares are not taken into account to determine the quorum and majority at shareholder meetings. The Board is authorised to suspend the dividend rights attached to own shares. In this case, the Board may freely determine the distributable profits in accordance with Article 430-18 of the Act.

PART III. MANAGEMENT AND SUPERVISION

Article 8.	Board

If the Company has only one shareholder, the sole shareholder may appoint a director or a board of directors (the "Director(s)") composed of at least three (3) members (the "Board"), who need not be shareholders. If the Company has more than one shareholder, it must be managed by a Board composed of at least three (3) Directors, who need not be shareholders.

The Director(s) shall be appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their (renewable) term of office, which may not exceed six (6) years. Director(s) remain in office until their successors are appointed. Director(s) may be re-elected at the end of their term and be removed without cause from office at any time pursuant to a shareholder resolution.

The general meeting of shareholders may decide to appoint two (2) classes of Directors, the "Class A Director(s)" and the "Class B Director(s)" respectively.

If a legal entity is appointed Director, it must designate a natural person to exercise its functions in its name and on its behalf.

In the event of a vacancy on the Board, the remaining members may appoint a Director to temporarily fill the vacancy until the next general meeting of shareholders.

Article 9.	Procedure and voting

9.1	Sole Director

If the Company has a sole Director, the Director shall exercise the powers granted by the Act. In this case and to the extent applicable, where the term "sole Director" is not expressly mentioned in these Articles, any reference to the "Board" shall be deemed to refer to the sole Director. The sole Director shall record the decisions taken in minutes.

9.2	Decision-making by the Board

9.2.1	Chairperson and secretary

The Board may appoint a chairperson (the "Chair") from amongst its members but is not obliged to do so. The Chair shall preside over all meetings of the Board. In the Chair's absence or if a Chair has not been appointed, the Board may appoint a Director as pro tempore chair by a majority vote of the Directors present or represented at the meeting.

The Board may also appoint a secretary (the "Secretary") to keep minutes of Board meetings and general meetings of shareholders. If the Secretary is not a Director, he or she shall be bound by the confidentiality provisions laid down in Article 10.2 of these Articles, under the Board's responsibility.

9.2.2	Calling of Board meetings

The Board shall meet at the request of any Director or further to a notice sent by the Chair. Except in cases of urgency or with the prior consent of all those entitled to attend the meeting, written notice of a Board meeting must be given at least twenty-four (24) hours in advance. The notice shall specify the place, date, time and agenda of the meeting.

This requirement may be waived with the unanimous consent of all Directors be it during the meeting or by other written means.

A separate notice is not required for meetings held at a time and place previously approved by the Board.

9.2.3	Procedural requirements for Board meetings

Board meetings may be held in the Grand Duchy of Luxembourg or at any other location indicated in the notice.

A Director may be represented at a Board meeting by another Director, appointed in writing. A Director may represent more than one Director at a Board meeting, provided there are always at least two (2) Directors physically present at the meeting or attending by conference call, videoconference or similar means of communication.

A Director may participate in Board meeting by conference call, videoconference or similar means of communication enabling several persons to instantly communicate with each other or other means of communication enabling the identification of the participants. Such methods of participation are considered equivalent to physical presence at the meeting, and a meeting held by such means is deemed to take place at the Company's registered office.

A written resolution, signed by all Directors, is valid as if it had been adopted at a duly called Board meeting. Resolutions passed pursuant to this procedure shall be deemed adopted at the Company's registered office. The resolution can be set out either in a single document, signed by all Directors, or in separate identical documents, each signed by a Director.

9.2.4	Quorum and majority

The quorum required for Board meetings shall be the presence or representation of a majority of Directors currently in office and, if there are multiple classes of Directors, the presence or representation of at least one (1) Director from each class.

Resolutions shall be adopted by a majority of votes cast by the Directors present or represented at the meeting and, if there are multiple classes of Directors, by at least one (1) Director from each class. Each Director is entitled to cast one (1) vote. In the event of a tie, the Chair, or when applicable, the pro tempore chair, shall cast the deciding vote.

If the abovementioned quorum and/or majority cannot be met due to the fact that one or more Directors have a conflict of interest with the decision to be taken, the decision shall be referred to the general meeting of shareholders, for approval.

9.2.5	Minutes - copies and extracts

Minutes of Board meetings shall be drawn up and signed by the Chair, if any, or by all Directors present at the meeting.

Copies of and extracts from Board minutes or resolutions shall be certified and signed by the Chair or, when applicable, the pro tempore chair, or by any two (2) Directors.

Article 10.	Powers, duties, liability and indemnification

10.1	Powers of the Board

The Board shall have the broadest powers to act on behalf of the Company and to perform or authorise all acts of administration or disposal necessary or useful to accomplish the Company's purpose. All powers not expressly reserved to the general meeting of shareholders under the Articles or the Act can be exercised by the Board.

10.2	Confidentiality

Even after the end of their term of office, the Director(s) shall not disclose information about the Company which could be detrimental to the Company's interests, except when disclosure is required by law or the public interest, in accordance with and subject to the provisions of Article 444-6 of the Act.

10.3	Conflicts of interest

The Directors shall observe the conflicts-of-interest procedure provided for by Article 441-7 of the Act and Article 9.2.4 of these Articles.

For the sake of clarity and insofar as permitted by the Act, no contract or transaction between the Company and another party shall be affected or invalidated based solely on the fact that one or more Directors, managers, partners, members, officers or employees of the Company have a personal interest in the contract or transaction or are duly authorised representatives of that other party. Unless otherwise provided herein, any Director or officer of the Company who serves as a director, manager, partner, member, officer or employee of any company or firm with which the Company contracts or otherwise engages in business shall not automatically be prevented from taking part in the deliberations and voting or acting on any matters with respect to such contract or other business.

10.4	Liability and indemnification

The Directors may not, in the performance of their tasks, be held personally liable for any commitment validly made by them in the Company's name. They may only be held liable for the performance of their duties in accordance with the applicable legal provisions.

Insofar as permitted by law, the Company shall indemnify any Director and the latter's heirs, executors and administrators for expenses reasonably incurred in connection with any action, lawsuit or proceedings to which the Director may be made a party by reason of being or having been a Director of the Company or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which the Director is not entitled to be indemnified, with the exception of actions, lawsuits and proceedings relating to matters for which the Director is ultimately found liable for gross negligence or misconduct. In the event of a settlement, indemnification shall only be provided if the Company has been advised by its legal counsel that the Director did not breach their duties. This right to indemnification is without prejudice to any other rights on which the relevant person may be entitled to rely.

Article 11.	Delegation of powers

11.1	Delegation of daily management

The Board may confer its powers to conduct the Company's daily management and affairs and represent the Company in this regard to any member or members of the Board or any other person, who need not be a Director or shareholder of the Company, acting alone or jointly, at the terms so determined by the Board. The Board may freely terminate the delegation of the daily management at any time and without cause. The liability of the person(s) responsible for the daily management shall be determined in accordance with the applicable provisions of the Act. The person(s) responsible for daily management shall comply with the conflicts-of-interest procedure provided for by Article 441-10 of the Act.

When the Company is managed by a Board, the delegation of daily management to a member of the Board entails an obligation for the Board to report annually to the general meeting of shareholders on the salary, fees and other advantages granted to the Director entrusted with the daily management.

11.2	Delegation to a general manager and/or management committee

The Board may confer its management powers to a management committee or a general director, in accordance with and subject to the provisions of Article 441-11 of the Act. In this case, the Board is authorised to determine the conditions for the appointment, removal, remuneration (if any), duration of the term of office and the decision-making process. The Board shall supervise the management committee or general director. Members of the management committee and the general director, as the case may be, shall comply with the conflicts-of-interest procedure provided for by Article 441-12 of the Act as well as with the confidentiality obligations provided for by Article 444-6 of the Act.

11.3	Other delegations of authority

The Board may confer certain powers on and/or entrust specific duties to any member(s) of the Board or any other person(s), who need not be a Director or shareholder of the Company, acting jointly or individually, in accordance with the conditions and powers determined by the Director or, if applicable, the Board.

The Board may also establish one or more committees and determine their composition and purpose. Any such committees shall exercise their authority under the responsibility of the Board.

Article 12.	Representation of the Company

If only one (1) Director has been appointed, the Company shall be liable towards third parties by the signature of that Director as well as by the signature or joint signature of any person(s) to whom the Director has delegated signing authority, within the limits of that authority.

If the Company is managed by a Board, the Company shall be liable towards third parties, without prejudice to the following paragraph, by the joint signature of any two (2) Directors as well as by the signature or joint signature of any person(s) to whom the Board has delegated signing authority, within the limits of that authority.

If the shareholders have appointed classes of Directors, the Company shall be liable towards third parties by the joint signature of one (1) Director of each class as well as by the signature or joint signature of any person(s) to whom the Board, or a Director of each class, have delegated signing authority, within the limits of that authority.

If a managing director or management committee has been appointed, this director or committee shall also be entitled to represent the Company and have signing authority.

If one or more persons have been entrusted with daily management, they shall represent the Company by means of their joint signature for all matters that fall within the scope of daily management.

Article 13.	Audit

The supervision of the Company's operations shall be entrusted to one or more statutory auditor(s) (commissaire(s)) or, to the extent required by the laws of the Grand Duchy of Luxembourg or a shareholder decision, by one or more independent auditor(s) (réviseur(s) d'entreprises).

The statutory auditor(s) or independent auditor(s), as the case may be, are appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their term of office. The statutory auditor(s) shall be appointed for a term not exceeding six (6) years. The statutory auditor(s) or independent auditor(s) may be re-appointed at the end of their term and removed from office pursuant to a shareholders’ resolution at any time, with or without cause, subject to the applicable statutory provisions.

PART IV. GENERAL MEETING OF SHAREHOLDERS

Article 14.	Powers

The general meeting of shareholders shall have the powers reserved to it by the Act and these Articles.

Any regularly constituted general meeting shall represent and bind all shareholders of the Company.

The shareholders shall not participate in or interfere with the Company's management.

Article 15.	Annual general meeting

The annual general meeting of shareholders shall be held in accordance with the provisions of Article 450-8 of the Act.

Article 16.	Decision-making procedure

16.1	Calling of meetings

The Board or the auditor(s) may call general meetings. A general meeting must be called if one or more shareholders representing at least ten percent (10%) of the Company's share capital so request in writing, indicating the agenda for the meeting.

General meetings of shareholders, including the annual general meeting, can be held abroad only if so required by unforeseen circumstances or acts of force majeure, as determined by the Board.

General meetings of shareholders are called in accordance with the provisions of Article 450-8 of the Act, except where all shares are in registered form, in which case the shareholders can be called to the meeting at least eight (8) days in advance by registered letter or any other means of communication accepted by the relevant shareholder.

The record date for general meetings shall be set by the Board before the date of the general meeting (the "Record Date").

Shareholders shall notify the Company of their intention to participate in the general meeting in writing by post or electronic means at the postal or electronic address indicated in the convening notice, no later than the day determined by the Board, which may not be earlier than the Record Date, indicated in the convening notice.

If all shareholders are present or represented at a general meeting and state that they have been informed of the agenda, the general meeting may be held without a prior notice having been sent.

One or more shareholders representing at least ten percent (10%) of the Company's share capital may request in writing that additional items be added to the agenda of a general meeting. Such a request must be sent to the Company's registered office by registered mail at least five (5) days before the scheduled date of the meeting.

16.2	Form of resolutions

If the Company has a sole shareholder, that shareholder shall exercise the powers entrusted by the Act to the general meeting. In this case and to the extent applicable, if the term "sole shareholder" is not expressly mentioned in these Articles, all references to the "shareholders" and the "general meeting" shall be deemed to refer to the sole shareholder. Resolutions taken by the sole shareholder must be set out in writing.

Shareholders can attend general meetings of shareholders by conference call, videoconference or any other means of instant communication enabling their identification in accordance with and subject to the provisions of Article 450-1 of the Act. Such participation shall be deemed equivalent to physical attendance at the general meeting.

Shareholders can vote at a general meeting using voting forms. Voting forms must be submitted to the Company's registered office either in person, with an acknowledgment of receipt, or by registered mail or courier. Any voting form which is not signed by the shareholder (or the latter's authorised representative(s), as applicable) and which does not contain at least the following items of information shall be deemed null and void:

•	the shareholder's name and, for a legal entity, registered office address or, for a natural person, place of residence;

•	the total number of shares held by the shareholder and, if applicable, the number of shares in each class;

•	the place, date and time of the meeting;

•	the agenda for the meeting;

•	the shareholder's vote on each proposed resolution, i.e. abstention, for or against; and

•	the name and title of the shareholder's authorised representative, if applicable.

Voting forms must be received by the Company no later than 18.00 CET on the day immediately preceding the date of the general meeting, provided this is a day on which banks are generally open for business in the Grand Duchy of Luxembourg. Any voting forms received by the Company after this deadline shall not be counted. A shareholder using a voting form and who is not directly recorded in the register of shareholders must annex to the voting form a confirmation of his or her shareholding as of the Record Date as provided in these Articles.

The Board may determine other conditions that must be fulfilled in order to take part in a general meeting of shareholders.

16.3	Procedure

The chair of the general meeting, or, in the chair’s absence, any other person appointed by the general meeting of shareholders, shall preside over the general meeting. The chair shall appoint a secretary. The general meeting shall appoint one or more scrutineers. The chair, together with the secretary and the scrutineer(s), shall form the presiding committee of the general meeting.

An attendance list indicating the name of each shareholder, the number of shares held and, if applicable, the name of the shareholders' representatives, shall be drawn up.

16.4	Voting

Each share carries one (1) vote, unless otherwise provided by the Act or these Articles. A shareholder’s voting rights are determined by the number of shares held.

Shareholders may appoint in writing, by post, fax or email, a proxy holder, who need not be a shareholder, to represent them at a general meeting.

Without prejudice to these Articles and the Act, pursuant to which the rights of shares are or may be suspended, the Board can suspend the voting rights of shareholders that are in default of their obligations under these Articles or the relevant subscription letter or agreement.

Each shareholder may personally undertake or refrain temporarily or permanently from exercising all or some of its voting rights. Any such waiver is binding on the Company as from the time the Company is notified of it.

Voting arrangements may be validly entered into in accordance with and subject to the provisions of Article 450-2 of the Act.

16.5	Quorum and majority

16.5.1	Decisions amending the Articles and change of nationality

Resolutions to amend these Articles or change the Company's nationality and resolutions whose adoption is subject, pursuant to these Articles or the Act, to the quorum and majority required to amend the Articles must be approved by at least two thirds (2/3) of the votes cast in accordance with the provisions of Article 450-3 of the Act at a meeting at which at least half (½) the issued and outstanding shares are present or represented. If this quorum is not met at the first meeting, a second meeting, with the same agenda, may be called, in accordance with the provisions of the Act, for which no quorum shall be required.

Insofar as permitted by law, the shareholders, by adhering to these Articles, waive their right to consult the proposed amendments to the Articles and the draft consolidated Articles provided for by Article 461-6 (6) of the Act.

16.5.2	Unanimity

The commitments of shareholders may be increased only with the unanimous consent of all shareholders.

16.5.3	Other decisions

All other decisions for which no specific quorum or majority is required by these Articles or the Act must be approved by the general meeting of shareholders by a simple majority of the votes cast, regardless of the number of shares present or represented at the meeting.

16.5.4	Classes of shares

If there are several classes of shares and the shareholders' decision may result in a modification of their respective rights, the decision must, in order to be valid, be approved by each class of shares, with the quorum and majority stipulated in Article 16.5.1 of these Articles.

16.6	Minutes - copies and extracts

Minutes of general meetings of shareholders shall be drawn up and signed by the members of the presiding committee and any shareholders who wish to do so.

Copies of and extracts from the minutes of general meetings of shareholders may be certified by any two (2) Directors or one (1) Director from each class if there are multiple classes of Directors.

16.7	Attendance of bondholders

If the Company has issued bonds, the bondholders are not entitled to be called to or attend general meetings of shareholders.

PART V. FINANCIAL YEAR AND ALLOCATION OF PROFITS

Article 17.	Financial year

The Company's financial year starts on the first day of January and ends on the last day of December of each year.

Article 18.	Approval of the annual accounts

At the end of each financial year, the accounts are closed and the Board shall draw up the Company's annual accounts in accordance with the Act and submit them to the auditor(s) for review and to the general meeting of shareholders for approval.

Each shareholder or its representative may inspect the annual accounts at the Company's registered office as provided by the Act.

Article 19.	Allocation of profits

Five percent (5%) of the Company's net annual profits shall be allocated each year to the reserve required by the Act, until this reserve reaches ten percent (10%) of the Company's share capital.

The general meeting of shareholders shall determine how the remaining profits are to be allocated. These profits may, in whole or in part, be used to absorb existing losses, if any, set aside in a reserve, carried forward to the next financial year or distributed to the shareholders.

Article 20.	Interim dividends

The Board is authorised to distribute interim dividends ("acomptes sur dividendes") in accordance with Article 461-3 et seq. of the Act.

PART VI. WINDING-UP AND LIQUIDATION

Article 21.	Winding-up and liquidation

The Company shall not be wound up due to the death, bankruptcy, incapacity or similar event affecting one or more of its shareholders.

The Company may be wound up pursuant to a resolution of the general meeting of shareholders, approved in accordance with the quorum and majority indicated in the Act.

If the Company is wound up, liquidation shall be carried out by one or more liquidators (which may be either natural persons or legal entities) appointed by the general meeting which shall also determine their powers and compensation.

After settling all outstanding debts and liabilities, including taxes and liquidation costs, the remaining proceeds, if any, shall be distributed amongst the shareholders.

If there is only one (1) shareholder, the Company can be wound up without liquidation in accordance with Article 480-1 of the Act and Article 1865bis (2) et seq of the Luxembourg Civil Code.

PART VII. APPLICABLE LAW AND DEFINITIONS

Article 22.	Applicable law

All matters not governed by these Articles shall be settled in accordance with the applicable law and any agreement that may be entered into by the shareholders and the Company from time to time, supplementing certain provisions of these Articles.

Article 23.	Definitions

The following terms, as used in these Articles, shall have the meaning set out below:

Act: the Luxembourg Act of 10 August 1915 on commercial companies, as amended from time to time;

Articles: these articles of association of the Company;

Board: see the definition in Article 8 of these Articles;

Chair: see the definition in Article 9.2.1 of these Articles;

Class A Director(s): see the definition in Article 8 of these Articles;

Class B Director(s): see the definition in Article 8 of these Articles;

Company: see the definition in Article 1 of these Articles;

Depositary(ies): see the definition in Article 6.2 of these Articles;

Director(s): see the definition in Article 8 of these Articles;

Indirect Holder(s): see the definition in Article 6.2 of these Articles;

Record Date: see the definition in Article 16.1 of these Articles; and

Secretary: see the definition in Article 9.2.1 of these Articles.